Exhibit 99.1


Southwest Water Company Reports Strong Third Quarter 2005 Financial Results

    LOS ANGELES--(BUSINESS WIRE)--Nov. 9, 2005--Southwest Water
Company (Nasdaq:SWWC) today reported gains in revenues, operating income and income from continuing operations for the third quarter of 2005 compared with the same period in 2004.

    Third Quarter Ended September 30, 2005 Results, Compared with
Third Quarter 2004:

    -- Revenues increased 4 percent to $54.7 million from $52.6 million

    -- Operating income grew 22 percent to $6.1 million, compared with $5.0 million

    -- Income from continuing operations rose 20 percent to $3.0 million from $2.5 million

    -- Diluted earnings per share from continuing operations totaled $0.15, up from $0.13

    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "In the third quarter, increased revenues and profitability resulted from strong performance by both our Utility and Services Groups. This continued our positive trend for the year -- our revenues for the first nine months of 2005 increased by 13 percent and our income from continuing operations increased by 25 percent compared to the same period in 2004. Both in the third quarter and year to date, we benefited from several recent acquisitions, increases in contract operations and project work, and organic growth in our utility customer base. All of these testify to the strength of our business model and to our fundamental strategies for long-term growth."

    Financial Summary

    For the third quarter of 2005 compared with the same period a year ago, Utility Group revenues increased 4 percent to $23.3 million. Monarch Utilities, Inc., acquired in July 2004, added $0.8 million to revenues. This increase was partially offset by a $0.2 million net revenue decrease in the company's California utility, primarily due to unusually cool and cloudy weather in southern California in August 2005.
    In the Services Group, revenues for the three months ended September 30, 2005, increased 4 percent to $31.4 million, compared with the same quarter in 2004. New contracts, added project work and the acquisition of a contract operations company in Alabama and a water quality laboratory in Texas were the primary drivers of the improvement. This increase was partially offset by $2.3 million in lower construction-related revenue for the company's showcase reverse osmosis water treatment plant in San Juan Capistrano, Calif. Southwest Water has begun its 20-year, $20 million contract to operate and maintain the facility.
    Utility Group segment operating income improved 19 percent to $8.6 million, and Services Group segment operating income increased 12 percent to $0.4 million. For both operating groups, segment operating income increased at a greater rate than the increase in revenues.
    Total company selling, general and administrative expenses increased by 12 percent to $7.7 million compared to the third quarter of 2004. This increase was primarily associated with the expenses of operating newly acquired businesses. Interest expense increased by $0.3 million, primarily due to the higher debt level from recent acquisitions and continued investment in regulated utility plant and equipment.

    Impact of Hurricanes

    When Hurricane Katrina tore into the Gulf Coast region of the U.S. on August 29, 2005, it caused catastrophic damage to many of the water and wastewater facilities that Southwest Water's Services Group operates under contract for municipalities and counties in Mississippi. The company responded quickly to restore essential services to more than a quarter of a million people, incurring approximately $622,000 in overtime costs and emergency out-of-pocket expenses. Southwest Water expects to bill its clients for these disaster recovery services and an initial $500,000 of revenue was recognized in the third quarter. The company is assisting its clients in requesting reimbursement for these emergency services from the Federal Emergency Management Agency and additional revenue may be recognized in the future. Less than a month after Katrina, Hurricane Rita made landfall near the Louisiana-Texas border, but damage to client and company-owned facilities in the Houston region fortunately was minimal.
    Garnier stated, "I'm extremely proud of our employees' efforts in preparing for and responding to Katrina and Rita. These efforts exemplify a company-wide commitment to our clients and customers that extends well beyond only providing quality service on a day-to-day basis. I believe our commitment to service is a key driver of the strong financial performance we recorded in the third quarter of 2005 and our continued success for the long term."

    Business Outlook

    Assuming normal seasonal weather conditions for the remainder of the year, the company's business outlook remains largely unchanged:

    --  Revenues of approximately $195 million

    --  Operating income of approximately $19 million

    -- Income from continuing operations of approximately $7.5 million

    --  Utility Group revenues of approximately 42 percent of revenues

    -- Company cash capital expenditures of approximately $30 million, up from prior guidance of $20 million

    --  An effective tax rate of 35%

    Conference Call

    The company will provide more detail regarding its third quarter 2005 results and business outlook in a conference call and Web cast to be held today, November 9, 2005, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.
    Southwest Water Company provides a broad range of operation, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income and the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. For example, rainfall can significantly affect the company's financial performance from one quarter to the next. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2004 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.



FINANCIAL HIGHLIGHTS -- SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                    2005    2004       2005     2004
                                 -------------------------------------

Operating revenues                $54,668 $52,653   $151,181 $134,094

Operating income                    6,130   5,052     14,104   10,302

Income from continuing operations   3,006   2,531      5,924    4,753

Discontinued operations               ---    (159)    (4,902)     191

Net income                          3,006   2,372      1,022    4,944

Earnings (loss) per common share:
 Diluted
     Continuing operations          $0.15   $0.13      $0.29    $0.26
     Net income                     $0.15   $0.12      $0.05    $0.27

Weighted average outstanding
 common shares:
     Diluted                       20,680  19,109     20,269   17,964


NOTE: Per share amounts and weighted average outstanding common shares reflect a 5 percent stock dividend on January 3, 2005.


CONSOLIDATED BALANCE SHEET INFORMATION
                                            September 30, December 31,
                                                2005          2004
                                            --------------------------

Current assets                                $ 47,566      $ 58,091
Property, plant and equipment, net             331,182       301,835
Total assets                                  $425,789      $404,809

Current liabilities                           $ 35,765      $ 35,191
Long-term debt                                 124,878       115,827
Contributions in aid of construction            92,429        89,623
Stockholders' equity                           132,894       126,198
Total liabilities and stockholders' equity    $425,789      $404,809


    CONTACT: Southwest Water Company, Los Angeles
             Cheryl L. Clary, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc., Los Angeles
             Cecilia Wilkinson / Robert Jaffe, 310-279-5980 www.pondel.com